UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2021

PGT Innovations, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37971	20-0634715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1070 Technology Drive, North Venice, FL		34275
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (941) 480-1600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	PGTI	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01.  Other Events.

On September 13, 2021, PGT Innovations, Inc., a Delaware corporation (the “Company”), issued a press release announcing the pricing of its offering of $575.0 million aggregate principal amount of 4.375% senior notes due 2029 (the “Notes”) in an offering that is exempt from the registration requirements of the Securities Act of 1933, which the Company expects to close on or about September 24, 2021, subject to customary closing conditions.  The Notes are being issued pursuant to a base indenture, dated as of September 24, 2021.

The Notes are being offered to finance, together with any borrowings under the Company’s credit agreement, the purchase price of the acquisition (the “Anlin Acquisition”) by Western Window Holding LLC (“New Holding”), a newly formed Delaware limited liability company and indirect wholly owned subsidiary of the Company, of all of the assets, properties and rights owned, used or held for use in the business, as operated by Anlin Industries, a California corporation (“Anlin”). The Anlin Acquisition was previously announced on September 2, 2021 and is expected to close in the fourth quarter of 2021. The Company also intends to use the proceeds of the Notes to redeem in full $425.0 million in aggregate principal amount of the Company’s 6.75% Senior Notes due 2026 (the “2026 Notes”), plus accrued and unpaid interest thereon, to repay the entire $54.0 million outstanding amount under its existing term loan credit facility and to pay fees and expenses related to the offering. The closing of this offering of Notes is not conditioned upon the consummation of the Anlin Acquisition. In the event that the Anlin Acquisition is not completed, the Company intends to apply the proceeds of the Notes to repay amounts outstanding under the 2026 Notes and existing term loan credit facility and for general corporate purposes, including future acquisitions.

The Notes will be guaranteed, jointly and severally, on a senior unsecured basis, by each existing and future restricted subsidiary of the Company, other than any unrestricted subsidiary and any restricted subsidiary of the Company that does not guarantee the Company’s existing senior secured credit facilities or any permitted refinancing thereof (the “Guarantors”). In this regard, Eco Enterprises, LLC and its subsidiaries are unrestricted subsidiaries under the indenture and the credit agreement governing the Company’s existing senior secured credit facilities and are not Guarantors of the Notes.

A copy of the press release for the launch and the press release for the pricing, which were issued pursuant to and in accordance with Rule 135c under the Securities Act, are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Neither the press releases nor this Current Report on Form 8-K constitutes an offer to sell or the solicitation of an offer to buy the Notes. The Notes and related guarantees are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and to non-U.S. persons in transactions outside the United States in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been and will not be registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Launch Press Release of PGT Innovations, Inc. dated September 10, 2021
99.2	Pricing Press Release of PGT Innovations, Inc. dated September 13, 2021
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PGT INNOVATIONS, INC.

By:  /s/ Brad West

Name:  Brad West

Title:  Interim Chief Financial Officer and Senior Vice President

of Corporate Development and Treasurer

Dated:  September 15, 2021